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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Nine Months
                                                    Ended                            Fiscal Years Ended
                                                 -----------   --------------------------------------------------------------
                                                 January 26,   April 28,    April 29,    April 30,      May 1,       May 3,
                                                    2000          1999         1998         1997         1996         1995
                                                 -----------   ---------    ---------    ---------      ------       ------
Fixed Charges:
  Interest expense*...........................   $  189,705    $  260,743   $  260,401   $  277,818   $  279,368   $  212,123
  Capitalized interest........................           --            --        1,542        2,688        1,007          414
  Interest component of rental expense........       19,775        29,926       30,828       27,382       26,728       24,200
                                                 ----------    ----------   ----------   ----------   ----------   ----------
    Total fixed charges.......................   $  209,480    $  290,669   $  292,771   $  307,888   $  307,103   $  236,737
                                                 ----------    ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income taxes..................   $1,314,778    $  835,131   $1,254,981   $  479,064   $1,023,661   $  938,007
  Add: Interest expense*......................      189,705       260,743      260,401      277,818      279,368      212,123
  Add: Interest component of rental expense...       19,775        29,926       30,828       27,382       26,728       24,200
  Add: Amortization of capitalized interest...          577         3,050        3,525        3,454        3,399        3,465
                                                 ----------    ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted......................   $1,524,835    $1,128,850   $1,549,735   $  787,718   $1,333,156   $1,177,795
                                                 ----------    ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed charges..........         7.28          3.88         5.29         2.56         4.34         4.98
                                                 ==========    ==========   ==========   ==========   ==========   ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.